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EXHIBIT 5.1
OPINION

                            [ROPES & GRAY LETTERHEAD]


                                  July 20, 2000



SMTC Corporation
635 Hood Road
Markham, Ontario
Canada L3R 4N6

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 12,650,000 shares of Common Stock, $.01 par value (the "Shares"), of SMTC Corporation, a Delaware corporation (the "Company"). Certain of the Shares (the "Underwritten Shares") are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company, SMTC Manufacturing Corporation of Canada, an Ontario corporation ("SMTC-Canada") and Lehman Brothers Inc., RBC Dominion Securities Inc., FleetBoston Robertson Stephens Inc. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as representatives of the underwriters named therein. The remainder of the Shares (the "Exchange Shares") are to be issued from time to time upon the exchange of the exchangeable shares of SMTC-Canada.

     We have acted as counsel for the Company in connection with its proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the corporate laws of the State of Delaware.

     Based on the foregoing, we are of the opinion that, upon the filing of the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware, the Shares will be duly authorized and, when the Shares have been issued and sold and the Company has received the consideration in accordance with (i) the terms of the Underwriting Agreement, with respect to the Underwritten Shares, and (ii) the terms of (a) the Exchangeable Share Support Agreement
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SMTC Corporation                      -2-                          July 20, 2000


to be entered into among the Company, SMTC Nova Scotia Company ("SMTC Nova Scotia") and SMTC-Canada, (b) the Voting and Exchange Trust Agreement to be entered into among the Company, SMTC Nova Scotia, SMTC-Canada and CIBC Mellon Trust Company and (c) the Articles of Incorporation of SMTC-Canada, as amended, with respect to the Exchange Shares, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters".

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray